UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary information statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☒	Definitive information statement

Eclipse Resources Corporation

(Name of Registrant as Specified in its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction: $

	(5)	Total fee paid: $

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

ECLIPSE RESOURCES CORPORATION

2121 OLD GATESBURG ROAD, SUITE 110

STATE COLLEGE, PENNSYLVANIA 16803

January 8, 2015

Dear Stockholder:

This information statement is being furnished to the holders of common stock of Eclipse Resources Corporation (the “Company”), to provide our stockholders with notice of corporate action expected to occur on or about January 28, 2015.

Eclipse Resources Holdings, L.P., which holds a majority of our outstanding common stock, approved the issuance of 62,500,000 shares of common stock by written consent in lieu of a meeting as permitted by the Delaware General Corporation Law and our amended and restated bylaws. The common stock will be sold in a private placement to affiliates of EnCap Investments L.P. and to affiliates of our management team, including The Hulburt Family II Limited Partnership, CKH Partners II, L.P. and Kirkwood Capital, L.P., as well as to other selected institutional and accredited investors in exchange for $440 million in cash in accordance with a securities purchase agreement between the Company and the purchaser parties thereto, dated December 27, 2014.

We are furnishing this information statement to provide you with important information about this matter. Please read this information statement carefully. We thank you for your continued support.

/s/ Benjamin W. Hulburt
Benjamin W. Hulburt Chairman of the Board, President and Chief Executive Officer

ECLIPSE RESOURCES CORPORATION

2121 OLD GATESBURG ROAD, SUITE 110

STATE COLLEGE, PENNSYLVANIA 16803

January 8, 2015

INFORMATION STATEMENT AND NOTICE OF ACTIONS TAKEN WITHOUT A MEETING

SUMMARY

We are furnishing this information statement and notice of actions taken without a meeting to our stockholders in connection with the approval by our majority stockholder by written consent of the matters described below. All corporate approvals by or on behalf of the Company required for these matters have been obtained and this information statement is furnished solely for the purpose of informing our stockholders of these corporate actions in the manner required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Delaware General Corporation Law (the “DGCL”).

Unless the context requires otherwise, references to the “Company,” “Eclipse,” “our,” “us,” “we” and like terms refer to Eclipse Resources Corporation and its consolidated subsidiaries.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The record date for determining stockholders entitled to receive this information statement has been established as the close of business on January 7, 2015. As of the close of business on such date, there were 160,031,115 shares of our common stock, par value $0.01 per share (“common stock”), issued and outstanding.

ACTIONS APPROVED BY WRITTEN CONSENT

The corporate actions described in this information statement were approved by the written consent of the holder of a majority of our outstanding common stock in accordance with the DGCL and our amended and restated bylaws. Specifically, on December 27, 2014, Eclipse Resources Holdings, L.P., the holder of a majority of our outstanding common stock (“Eclipse Holdings” or our “majority stockholder”), approved by written consent the issuance of an aggregate of 62,500,000 shares of common stock in a private placement transaction to affiliates of EnCap Investments L.P., including EnCap Energy Capital Fund VIII, L.P., EnCap Energy Capital Fund VIII Co-Investors, L.P. and EnCap Energy Capital Fund IX, L.P. (collectively, the “EnCap Funds”), affiliates of our management team, including The Hulburt Family II Limited Partnership, CKH Partners II, L.P. and Kirkwood Capital, L.P. (collectively, the “Management Funds”), and other selected institutional and accredited investors (collectively, with the Management Funds and the EnCap Funds, the “Purchasers”) pursuant to the Securities Purchase Agreement, dated December 27, 2014, by and between the Company and the Purchasers (the “Securities Purchase Agreement”). As of the close of business on such date, there were 160,031,115 shares of our common stock issued and outstanding and Eclipse Holdings beneficially owned approximately 81% of our issued and outstanding common stock. Additionally, four of EnCap’s representatives serve as members of our board of directors.

The issuance of the common stock will occur upon the closing of the Securities Purchase Agreement, which is expected to occur on or about January 28, 2015, at least twenty days after this information statement is mailed to our stockholders. This information statement is being mailed to stockholders on or about January 8, 2015.

FORWARD-LOOKING STATEMENTS

The information discussed in this information statement, our filings with the Securities and Exchange Commission (the “SEC”) and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act.

All statements, other than statements of historical facts, included in or incorporated by reference into this information statement that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements may be, but are not always, identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” “would,” “intend” and similar terms and phrases. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Forward-looking statements may include statements about:

•	our business strategy;

•	our reserves;

•	general economic conditions;

•	our financial strategy, liquidity and capital required for developing our properties and timing related thereto;

•	realized natural gas, NGLs and oil prices;

•	volatility and the recent significant decline in the price of natural gas, NGLs and oil;

•	our hedging strategy and results;

•	our future drilling plans;

•	competition and government regulations, including those related to hydraulic fracturing;

•	the anticipated benefits under our commercial agreements;

•	pending legal matters relating to our leases;

•	marketing of natural gas, NGLs and oil;

•	leasehold and business acquisitions;

•	the costs, terms and availability of gathering, processing, fractionation and other midstream services;

•	credit markets;

•	uncertainty regarding our future operating results, including initial production rates and liquid yields in our type curve areas; and

•	plans, objectives, expectations and intentions contained in this information statement that are not historical.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in the section entitled “Risk Factors” included in our final prospectus dated June 19, 2014 and filed with the SEC pursuant to Rule 424(b)(4) of the Securities Act on June 23, 2014, which could materially affect our business, financial condition, or future results. The risks described in our final prospectus are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, or results of operations. All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this document. Other than as may be required under applicable securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

ACTIONS BY WRITTEN CONSENT

Issuance of Shares of Our Common Stock

On December 27, 2014, the audit committee of our board of directors (the “Audit Committee”), which consists of solely independent and disinterested directors and was delegated the full powers of the board of directors with respect thereto, approved the sale and issuance of an aggregate of 62,500,000 shares of our common stock to the Purchasers, including the EnCap Funds and the Management Funds, pursuant to the terms and conditions of the Securities Purchase Agreement (the “private placement”). In the private placement, we will be issuing 44,745,000 shares of common stock to the EnCap Funds and the Management Funds, which we expect to constitute approximately 28% of our outstanding common stock immediately prior to such issuance. In addition, we will be issuing an aggregate of 62,500,000 shares of common stock in the private placement, which we expect to constitute approximately 39% of our outstanding common stock immediately prior to such issuance. Because our common stock is traded on the New York Stock Exchange (the “NYSE”) and we are subject to Rule 312 of the NYSE’s Listed Company Manual (“Rule 312”), which requires that we obtain stockholder approval before (i) issuing shares of common stock in excess of 1% of our outstanding common stock prior to such issuance to certain related parties, including, in this instance, the EnCap Funds and the Management Funds and (ii) issuing shares of common stock in excess of 20% of our outstanding common stock prior to such issuance. Pursuant to Section 228 of the DGCL and our amended and restated bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On December 27, 2014, Eclipse Holdings, the holder of 129,700,000 shares of our common stock, representing a majority of our outstanding shares of common stock, approved by written consent (the “Written Consent”) the issuance of the shares of common stock to the Purchasers, including the EnCap Funds and the Management Funds, in the private placement as required by Rule 312, and we entered into the Securities Purchase Agreement with the Purchasers pursuant to which we agreed to issue an aggregate of 62,500,000 shares of our common stock to the Purchasers for a purchase price $7.04 per share, representing gross proceeds to us of $440.0 million (before deducting placement fees and our offering expenses).

No Further Stockholder Action Needed

As a result of the Written Consent, the requisite stockholder approval of the issuance of our common stock in the private placement has been received as required under Rule 312. Accordingly, all corporate approvals by or on behalf of the Company required for the matters referred to herein have been obtained and no further votes will be needed. We expect that the issuance of the shares of common stock to the Purchasers in the private placement will occur no later than two business days after all of the closing conditions set forth in the Securities Purchase Agreement have been satisfied or waived, which is expected to be on or about January 28, 2015. Our board of directors does not intend to solicit any proxies or consents in connection with the foregoing actions.

This information statement is furnished solely for the purpose of informing stockholders regarding the actions taken by the Written Consent and is being provided pursuant to the requirements of Rule 14c-2 promulgated under Section 13 of the Exchange Act and Section 228(e) of the DGCL.

Reasons for the Actions Taken

We agreed to sell an aggregate of 62,500,000 shares of common stock for an aggregate price of $440.0 million. We intend to use the net proceeds received from the private placement to fund our capital budget and for general corporate purposes, which may include, but are not limited to, leasing or acquiring acreage, seismic data, drilling and completion and the acquisition of assets or existing operating companies.

Effects of the Proposed Issuance

The issuance of a significant amount of common stock may adversely affect the price of our common stock or result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company. In connection with the private placement, we will grant registration rights to permit the public resale of shares of common stock acquired by the Purchasers. Also, with respect to the 62,500,000 shares of common stock to be issued in the private placement, we agreed to file a registration statement on Form S-1 no later than February 11, 2015 to register the resale of such shares. The influx of such a substantial number of shares of common stock into the public market could have a significant negative effect on the trading price of our common stock. As of December 27, 2014, approximately 30,300,000 shares of common stock were publicly traded, and approximately 129,700,000 shares of common stock were subject to registration rights previously granted to Eclipse Holdings in connection with our initial public offering. An additional approximate 62,500,000 shares of common stock will be outstanding upon the closing of the private placement. Issuance of these shares of common stock will substantially dilute the ownership interests of our existing stockholders who are not participating in the private placement. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may also have a negative effect on the market price of our common stock.

NO DISSENTER’S RIGHTS

The corporate action described in this information statement will not afford to stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

INTEREST OF CERTAIN PERSONS IN THE ACTIONS TAKEN

As disclosed under “Actions by Written Consent,” the Audit Committee, which consists of solely independent and disinterested directors, and our majority stockholder approved the private placement. Members of our board of directors and the board of managers of our majority stockholder are affiliated with the EnCap Funds and the Management Funds. The EnCap Funds are purchasing 44,662,273 shares of our common stock in the private placement, The Hulburt Family II Limited Partnership, which is controlled by Benjamin W. Hulburt, our Chairman, President and Chief Executive Officer, is purchasing 55,151 shares of our common stock in the private placement, CKH Partners II, L.P., an entity controlled by Christopher K. Hulburt, our Executive Vice President, Secretary and General Counsel, is purchasing 13,788 shares of our common stock in the private placement and Kirkwood Capital, L.P., an entity controlled by Thomas S. Liberatore, our Executive Vice President and Chief Operating Officer, is purchasing 13,788 shares of our common stock in the private placement.

For additional information about the interests of our directors and officers in the private placement, see “Security Ownership of Certain Beneficial Owners and Management.”

THE COMPANY

We are an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin. As of October 31, 2014, we had assembled an acreage position approximating 220,000 net acres in Eastern Ohio. Approximately 101,000 of our net acres are located in what we believe to be the most prolific and economic area of the Utica Shale fairway, which we refer to as the Utica Core Area, and approximately 28,000 of these net acres are also prospective for the highly liquids rich area of the Marcellus Shale in Eastern Ohio within what we refer to as Our Marcellus Project Area. We are the operator of approximately 85% of our net acreage within the Utica Core Area and Our Marcellus Project Area. As of September 30, 2014, we had identified 822 net horizontal drilling locations remaining across our acreage, comprised of 616 locations within the Utica Core Area and 206 locations within Our Marcellus Project Area. As of September 30, 2014, we, or our operating partners, had commenced drilling 147 gross wells within the Utica Core Area and 3 gross wells within Our Marcellus Project Area. We intend to focus on developing our substantial inventory of horizontal drilling locations and will continue to opportunistically add to this acreage position where we can acquire acreage at attractive prices. In additional to our core acreage holdings, we own approximately 121,000 net acres (which are approximately 86% held by production) outside of the Utica Core Area that may be prospective for the oil window of the Utica Shale.

We have assembled a team of executive and operating professionals with significant knowledge and experience in the Appalachian Basin, particularly with respect to drilling unconventional oil and natural gas wells, managing large scale drilling programs and optimizing the value of the associated production through a coordinated midstream effort. Our senior management has over 250 years of combined engineering, land, legal and financial expertise.

We are a Delaware corporation known as “Eclipse Resources Corporation.” Our principal executive offices are located at 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803, telephone number (814) 308-9754, and our website can be found at www.eclipseresources.com. We make our periodic reports and other information filed with, or furnished to, the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with, or furnished to, the SEC. Unless specifically incorporated by reference herein, the information on, or otherwise accessible through, our website or any other website is not incorporated by reference herein and does not constitute a part of this information statement.

RECENT DEVELOPMENTS

Initial Public Offering

On June 25, 2014, we completed our initial public offering of 30,300,000 shares of our common stock, which included 21,500,000 shares sold by us and 8,800,000 shares sold by the selling stockholders, including the EnCap Funds. Our net proceeds from our initial public offering were approximately $544.7 million, after deducting underwriting discounts and commissions and the offering expenses payable by us of approximately $35.8 million. We did not receive any proceeds from the sale of the shares by the selling stockholders. We used the net proceeds of our initial public offering to repay the then-outstanding borrowings under our revolving credit facility and expect to use the remainder of such proceeds to continue to fund our capital expenditure plan.

Our common stock is traded on the NYSE under the symbol “ECR.” For additional information, see our final prospectus dated June 19, 2014 and filed with the SEC pursuant to Rule 424(b)(4) of the Securities Act on June 23, 2014.

Private Placement of Common Stock

On December 27, 2014, we entered into the Securities Purchase Agreement with the Purchasers providing for the issuance and sale to the Purchasers of an aggregate of 62,500,000 shares of common stock pursuant to the private placement exemption from registration provided in Regulation D, Rule 506, and under Section 4(2) of the Securities Act. Upon closing, we expect to receive gross proceeds of $440.0 million (before deducting placement fees and our offering expenses). We will pay the placement agent a cash fee of approximately $3.75 million for providing placement agent services with respect to the shares to be sold to the Purchasers (other than the shares sold to the EnCap Funds and the Management Funds). The placement agent will not receive any fees for the shares to be sold to the EnCap Funds and the Management Funds. It is estimated that the total of all costs, expenses and fees payable by us in connection with the private placement, including the placement agent’s reasonable out-of-pocket expenses, will be approximately $2.25 million.

We expect the issuance and sale of our shares of our common stock to the Purchasers to take place on or about January 28, 2015, and to receive the proceeds from the private placement on that date.

The holders of the common stock will have the same voting rights as the current holders of common stock. The issuance of the shares of common stock to the Purchasers in the private placement will not be registered under the Securities Act or any state securities laws, and absent an effective registration statement or an exemption from registration, may not be offered or resold. Upon the closing of the private placement, we will amend and restate the existing registration rights agreement that we entered into upon the closing of our initial public offering on June 25, 2014 in order to, among other things, include the shares of common stock issued in the private placement as registrable securities. Pursuant to the amended and restated registration rights agreement, (i) we will agree to prepare and file a registration statement with the SEC on Form S-1 (the “Mandatory Shelf Registration Statement”) no later than February 11, 2015 to register the offer and resale, on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, of the 62,500,000 shares of common stock to be sold in the private placement to the Purchasers, (ii) at any time, Eclipse Holdings and affiliates of EnCap Investments L.P., including the EnCap Funds and the general and limited partners of Eclipse Holdings, including the Management Funds (collectively, the “Affiliated Holders”), will have the right, to the extent they hold registrable securities with a market value of at least $25 million, to require us to prepare and file a registration statement registering the offer and resale of their shares of common stock, (iii) at any time we are eligible to conduct a registered offering and sale on Form S-3, the Purchasers (other than the Affiliated Holders), will have the right, to the extent they hold registrable securities with a market value of at least $25 million, to require us to prepare and file a registration statement on Form S-3 registering the offer and resale of their shares of common stock, and (iv) at any time, we propose to register an offering of common stock (subject to certain exceptions, including offerings pursuant to the Mandatory Shelf Registration Statement), we will have to provide notice to all holders of registrable securities to allow them to include a specified number of their shares in that offering.

For additional information about the terms of the common stock to be sold in the private placement pursuant to the Securities Purchase Agreement, see “Description of Capital Stock.” For additional information about the terms of the amended and restated registration rights agreement applicable to the shares of common stock to be issued upon the closing of the private placement, see “Registration Rights.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock (i) as of December 27, 2014 and (ii) as adjusted to reflect the issuance of 62,500,000 shares of common stock to be issued upon the closing of the private placement, by:

•	each person to be known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

As of December 27, 2014, approximately 160,031,115 shares of our common stock were outstanding. Unless otherwise noted, the mailing address of each person or entity named in the table below is c/o Eclipse Resources Corporation, 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803.

	Before Closing of Private Placement		After Closing of Private Placement
Name and Address of Beneficial Owner	Number of Shares	Percent of Class	Number of Shares(1)	Percent of Class(1)
5% Stockholders:
Eclipse Resources Holdings, L.P. (1)	129,700,000	81.0%	129,700,000	58.3%
Luxor Capital Group, LP (2)	8,374,406	5.2%	9,794,406	4.4%
EnCap Funds (3)	—	—	44,662,273	20.1%
Directors and Named Executive Officers:
Martin D. Phillips (1)	4,445	*	4,445	*
Robert L. Zorich (1)	4,445	*	4,445	*
Douglas E. Swanson (1)	4,445	*	4,445	*
Mark E. Burroughs, Jr. (1)	4,445	*	4,445	*
Richard D. Paterson	6,445	*	6,445	*
Randall M. Albert	6,445	*	6,445	*
Joseph C. Winkler, III	11,945	*	11,945	*
Benjamin W. Hulburt (1)	—	—	55,151	*
Christopher K. Hulburt (1)	—	—	13,788	*
Thomas S. Liberatore (1)	—	—	13,788	*
Matthew R. DeNezza (1)	—	—	—	—
All directors and executive officers as a group (11 individuals)	42,615	*	125,342	*

*	Less than 1%

(1) Eclipse Holdings is governed by a board of managers that includes four members (currently Mark E. Burroughs, Jr., Douglas E. Swanson, Jr., Robert L. Zorich and D. Martin Phillips) appointed by the EnCap Funds and three members (currently Benjamin W. Hulburt, Christopher K. Hulburt and Thomas S. Liberatore) appointed by the Management Funds. The board of managers has authority to vote or dispose of the common stock held by Eclipse Holdings. Eclipse Holdings’ business address is 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803.

Entities affiliated with EnCap, specifically the EnCap Funds, collectively own 100% of the Class A limited partner interests in Eclipse Holdings. The EnCap Funds are controlled indirectly by David B. Miller, D. Martin Phillips, Gary R. Petersen, and Robert L. Zorich, who are the controlling members of RNBD GP LLC. RNBD GP LLC is the sole member of EnCap Investments GP, L.L.C., which is the general partner of EnCap, which is the general partner of (i) EnCap Equity Fund VIII GP, L.P., which is the general partner of EnCap Energy Capital Fund VIII, L.P. and EnCap Energy Capital Fund VIII Co-Investors, L.P., and (ii) EnCap Equity Fund IX GP, L.P, which is the general partner of EnCap Energy Capital Fund IX, L.P. As a result of such control, the shares of our stock that are beneficially owned by the EnCap Funds are also reported as beneficially owned by Messrs. Phillips and Zorich. The business address for the EnCap Funds is 1100 Louisiana Street, Suite 4900, Houston, Texas 77002.

The Hulburt Family II Limited Partnership, controlled by Benjamin W. Hulburt, owns approximately 66% of the Class B limited partner interests in Eclipse Holdings, CKH Partners II, L.P., controlled by Christopher K. Hulburt, owns approximately 17% of the Class B limited partner interests in Eclipse Holdings, and Kirkwood Capital, L.P., controlled by Thomas S. Liberatore, owns approximately 17% of the Class B limited partner interests in Eclipse Holdings.

Eclipse Management, L.P. (“Eclipse Management”) owns 100% of the Class C limited partner interests in Eclipse Holdings. Benjamin W. Hulburt, Christopher K. Hulburt, Matthew R. DeNezza and Thomas S. Liberatore have equal ownership interests in, and serve as the members of the board of managers of, Eclipse Management GP, LLC, the general partner of Eclipse Management, and therefore indirectly control Eclipse Management.

(2) Luxor Capital Group, LP (“Luxor Capital Group”), as the investment manager for Luxor Capital Partners, LP, Luxor Capital Partners Offshore, Ltd., Luxor Wavefront, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Spectrum Offshore, Ltd. and Luxor Spectrum Offshore Master Fund, LP (collectively, the “Funds”), may be deemed to have beneficially owned 7,559,701 shares of common stock beneficially owned by the Funds and an additional 814,705 shares of common stock held in an account it separately manages. Luxor Management, LLC (“Luxor Management”), as general partner of Luxor Capital Group, may be deemed to have beneficially owned the 8,374,406 shares of common stock beneficially owned by Luxor Capital Group. Christian Leone, as the managing member of Luxor Management, may also be deemed to have beneficially owned the 8,374,406 shares of common stock beneficially owned by Luxor Management. The address of each of Luxor Capital Group, Luxor Management and Christian Leone is 1114 Avenue of the Americas, 29th Floor, New York, New York 10036. In the private placement, Luxor Capital Partners Offshore Master Fund, LP is purchasing an additional 738,400 shares of our common stock and Luxor Capital Partners, LP is purchasing an additional 681,600 shares of our common stock.

(3) Represents 4,136,353 shares of our common stock (which is expected to represent approximately 1.9% of the outstanding shares of our common stock immediately after the closing of the private placement) to be purchased in the private placement by EnCap Energy Capital Fund VIII, L.P., 9,558,304 shares of our common stock (which is expected to represent approximately 4.3% of the outstanding shares of our common stock immediately after the closing of the private placement) to be purchased in the private placement by EnCap Energy Capital Fund VIII Co-Investors, L.P., and 30,967,616 shares of our common stock (which is expected to represent approximately 13.9% of the outstanding shares of our common stock immediately after the closing of the private placement) to be purchased in the private placement by EnCap Energy Capital Fund IX, L.P. See footnote 1 regarding the control of the EnCap Funds and their ownership interests in Eclipse Holdings.

DESCRIPTION OF OUR CAPITAL STOCK

Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which have been filed with the SEC and are incorporated by reference into this information statement. Please read “Where You Can Find More Information; Incorporation by Reference.” You should also be aware that the summary below does not give full effect to the provisions of statutory or common law that may affect your rights as a stockholder.

Authorized Capital Stock

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value of $0. 01 per share, and 50,000,000 shares of preferred stock, par value $0. 01 per share. As of December 27, 2014, we had approximately 160,031,115 shares of common stock outstanding and no shares of preferred stock outstanding.

Selected provisions of our amended and restated certificate of incorporation and our amended and restated bylaws are summarized below. However, you should read these documents, which are filed as exhibits to our periodic filings with the SEC and incorporated herein by reference, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law that may affect your rights as a stockholder.

Common Stock

Voting rights. Each share of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and has the exclusive right to vote for the election of directors. Stockholders do not have the right to cumulate their votes in the election of directors. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to our amended and restated certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our amended and restated certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

Dividends, distributions and stock splits. Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of our debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Fully paid. All shares of common stock outstanding are fully paid and non-assessable, and the shares of common stock to be issued upon the closing of the private placement will be fully paid and non-assessable.

Other rights. Holders of common stock have no preferences or rights of conversion, exchange, preemption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock. Each class or series of preferred stock will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise, or the removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

Section 203 of the DGCL prohibits a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

We have elected not to be subject to the provisions of Section 203 of the DGCL.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests.

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•	Establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

•	Provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

•	Provide that the authorized number of directors may be changed only by resolution of the board of directors.

•	Provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

•	At any time after Eclipse Holdings and EnCap and their respective affiliates no longer collectively beneficially own more than 50% of the outstanding shares of our common stock:

•

Provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series (prior to such time, such actions may be taken without a meeting by written consent of holders of common stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting).

•	Provide our amended and restated certificate of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding common stock (prior to such time, our amended and restated certificate of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of a majority of our then outstanding common stock).

•	Provide that special meetings of our stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board (prior to such time, a special meeting may also be called at the request of stockholders holding a majority of the outstanding shares entitled to vote).

•	Provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

•	Provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, Eclipse Holdings and EnCap and any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than our directors that are presented business opportunities in their capacity as our directors) and that they have no obligation to offer us those investments or opportunities.

•	Provide that our amended and restated bylaws can be amended or repealed at any regular or special meeting of stockholders or by the board of directors, including the requirement that any amendment by the stockholders at a meeting, at any time after Eclipse Holdings and EnCap and their respective affiliates no longer collectively own more than 50% of the outstanding shares of our common stock, be upon the affirmative vote of at least 66 2/3% of the shares of common stock generally entitled to vote in the election of directors.

REGISTRATION RIGHTS

In connection with the closing of our initial public offering on June 25, 2014, we entered into a registration rights agreement with Eclipse Holdings and its limited partners, the EnCap Funds, the Management Funds and Eclipse Management. Upon the closing of the private placement, we will amend and restate the existing registration rights agreement in order to, among other things, include the shares of common stock issued in the private placement as registrable securities.

The amended and restated registration rights agreement will provide that we will register the resale of the shares of the common stock issued to Eclipse Holdings prior to our initial public offering and the shares issued to the Purchasers in the private placement under the following circumstances.

Demand Registration Rights. At any time, the Affiliated Holders will have the right, to the extent they hold registrable securities with a market value of at least $25 million, to require us to prepare and file a registration statement registering the offer and resale of their shares of common stock. If the Affiliated Holders are able to request a demand registration, they will also have the option to require us to effectuate a distribution of their shares of common stock through a firm commitment underwritten offering. At any time we are eligible to conduct a registered offering and sale on Form S-3, the Purchasers (other than the Affiliated Holders), will have the right, to the extent they hold registrable securities with a market value of at least $25 million, to require us to prepare and file a registration statement on Form S-3 registering the offer and resale of their shares of common stock. Generally, we will be required to provide notice of the demand request within 5 business days following the receipt of such demand request to all additional holders of registrable securities, who may, in certain circumstances, participate in the registration. We will be required to maintain the effectiveness of any such registration statement until the earlier of (i) 180 days (or two years if a “shelf registration” is requested) after the effective date of the registration statement or (ii) the date of the consummation of the distribution by the participating holders or on which the shares covered by the registration statement cease to be registrable securities pursuant to the amended and restated registration rights agreement.

Mandatory Shelf Registration. Pursuant to the amended and restated registration rights agreement, we will agree to prepare and file a registration statement with the SEC on Form S-1 no later than February 11, 2015 to register the offer and resale, on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, of the 62,500,000 shares of common stock to be sold in the private placement to the Purchasers.

Piggy-Back Rights. If, at any time, we propose to register an offering of common stock (subject to certain exceptions, including offerings pursuant to the Mandatory Shelf Registration Statement) whether or not for our own account, then we will have to provide at least 5 business days’ notice to all holders of registrable securities to allow them to include a specified number of their shares in that offering.

Conditions and Limitations; Expenses. The foregoing registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a firm commitment underwritten offering and the Company’s right to terminate or suspend an offering under certain circumstances. The Company will generally pay all registration expenses in connection with its obligations under the amended and restated registration rights agreement, regardless of whether a registration statement is filed or becomes effective or whether any shares of common stock are sold. The Company will not be required to pay any discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar industry professionals and stock transfer taxes applicable to the resale of shares of common stock or fees of legal counsel to any holder or selling stockholder.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file periodic reports, proxy and information statements and other information with the SEC in accordance with the requirements of the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our common stock is listed and traded on the NYSE under the trading symbol “ECR.”

We “incorporate by reference” information into this information statement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this information statement, and references to this “information statement” include the documents incorporated by reference into this information statement, except for any information superseded by information contained expressly in this information statement, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this information statement is current as of any date other than the date on the front page of this information statement.

We incorporate by reference the documents listed below:

•	Our final prospectus dated June 19, 2014 and filed with the SEC pursuant to Rule 424(b)(4) of the Securities Act on June 23, 2014 (File No. 333-195679).

•	Our Quarterly Reports on Form 10-Q for the periods ended June 30, 2014 and September 30, 2014 filed with the SEC on August 14, 2014 and November 12, 2014, respectively.

•	Our Current Reports on Form 8-K filed with the SEC on June 24, 2014, June 30, 2014, August 14, 2014, August 29, 2014, September 3, 2014, October 27, 2014, November 10, 2014, November 17, 2014, December 4, 2014, December 12, 2014 and December 29, 2014.

Any additional information that we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the delivery of this filing and that is deemed “filed” with the SEC, will automatically update and supersede this information and be automatically incorporated by reference herein. You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Eclipse Resources Corporation

Attention: Investor Relations

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

Phone: (814) 308-9754

You should rely only on the information incorporated by reference or provided in this filing. If information in incorporated documents conflicts with information in this information statement, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this information statement or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

STOCKHOLDERS SHARING AN ADDRESS

The Company will deliver only one information statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, a separate copy of this information statement to a stockholder at a shared address to which a single copy of the information statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the information statement by contacting us at the address or phone number set forth above. Conversely, if multiple stockholders sharing an address receive multiple information statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.